Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Judy Erkanat

Public Relations

408-321-6751

Tessera Announces Executive Transition

- Management to Hold Conference Call at 3pm PT Today -

SAN JOSE, Calif. – May 11, 2011 – Tessera Technologies, Inc. (NASDAQ: TSRA) announced that effective today, the company’s Board of Directors appointed Robert A. Young, Ph.D., as president and chief executive officer. Young is currently a member Tessera’s Board of Directors. Henry R. Nothhaft resigned today as the company’s president and chief executive officer to pursue his advocacy of smart innovation policies in Washington, as presented in his recently-released book Great Again – Revitalizing America’s Entrepreneurial Leadership (Harvard Business Press).

Nothhaft will continue to serve as chairman of the board of directors until May 20, 2011, shortly before the company’s upcoming 2011 annual meeting of stockholders, and will remain in a non-executive advisory role to assist Tessera with various endeavors thereafter. Robert J. Boehlke will succeed Nothhaft as chairman. Boehlke is currently a member of Tessera’s Board of Directors.

“On behalf of the board and the entire company, I would like to thank Hank for his service to Tessera as a member of our board of directors and CEO,” said Young. “Under Hank’s leadership, the company made numerous operational improvements and experienced growth, both organic and acquired. We wish Hank all the best in the years to come.”

“Tessera is a great company, with an exciting future ahead, and I am reluctant to leave,” said Henry R. Nothhaft. “But the impact on our economy of national innovation policies, including the patent reform legislation currently pending in Congress, presents a significant challenge at this critical juncture. This is where I’d like to focus my time and efforts now.”

Young has served as a member of Tessera’s board of directors since its inception in 1991. He has had a broad career including 17 years at IBM Corporation, where he held various executive positions. Subsequently, Young served as the managing partner of Dillon, Read & Co., Inc.’s venture capital operation before serving as Dillon, Read & Co.’s head of Technology Banking. He has a Ph.D. in physical chemistry from the Massachusetts Institute of Technology and a B.S. with honors in chemistry from the University of Delaware.

“This is a very exciting time in the company’s history, given the opportunities we see to maximize long-term shareholder value,” continued Young. “The investments made in the last several years have positioned us well to take advantage of two rapidly growing and changing markets: consumer optics and intellectual property. The board has initiated efforts to re-structure the businesses to take full advantage of these emerging opportunities.”

Conference Call

Management will hold a conference call at 3:00 P.M. Pacific (6:00 P.M. Eastern) today to discuss the executive transition announcement. To access the call in the U.S., please dial 866-531-1286, and for international callers dial 706-643-3789 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 66825888.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the impact of the departure of Mr. Nothhaft and the appointment of Dr. Young, the impact of the reorganization of our Imaging & Optics segment, the impact of the retention of

GCA Savvian Advisors, LLC as the company’s financial advisor, the exploration of various alternatives for the Imaging & Optics business, the size of market opportunities, growth of the company’s served markets, industry and technology trends, use of the company’s technology in additional applications, impact of volume pricing adjustments in our Micro-electronics segment and revenue growth in our Imaging & Optics segment, future investment and development resources, the expansion of the company’s intellectual property portfolios, and the company’s IP protection efforts, including litigation. Material factors that may cause results to differ from the statements may include changes to the company’s plans or operations relating to its businesses and groups, market or industry conditions, delays, setbacks or losses relating to the company’s intellectual property or intellectual property litigations, or any invalidation or limitation of the company’s key patents; fluctuations in the company’s operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect the company’s ability to protect its intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt the company’s technologies; competing technologies; the future expiration of the company’s patents; the future expiration of the company’s license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to identify or complete a favorable transaction with respect to the Imaging & Optics business; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with the company’s existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, includes more information about factors that could affect the company’s financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera’s website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., headquartered in San Jose, California, develops, invests in, licenses and delivers innovative miniaturization technologies and products for next-generation electronic devices. More than 65% of Tessera’s employees are dedicated technologists or inventors. The company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. Tessera’s imaging and optics solutions provide cost-effective, high-quality camera functionality in consumer electronic products through technologies that include Extended Depth of Field (EDOF), zoom and MEMS-based auto-focus. The company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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